Exhibit 99.1

Callon Petroleum Company Provides Updated Production Guidance

Natchez, MS (October 2, 2017) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced a revised production guidance range of 22,450 to 22,600 barrels of oil equivalent per day (“Boe/d”) for the third quarter of 2017, reduced from a previous guidance range of 23,000 to 25,000 Boe/d. Prior guidance of 77% oil production and estimates for expenses and operational capital expenditures for the third quarter are unchanged.

The revision is related in part to a heightened level of non-productive time during the completion of wells in the quarter caused by an approximate 20% reduction in average efficiency across all vendors involved with completion operations compared to the second quarter of 2017. As a result, cycle times for wells were extended and associated production contributions were delayed. Moreover, these increased cycle times also lengthened the amount of production downtime from offsetting wells that were shut-in for the completion operation and, hence, delayed the timing of returning wells to production. Over 2,500 net Boe/d of established production from offsetting wells was affected by completion operations in the quarter.

In addition, the short-term, derivative impacts of Hurricane Harvey included:

•	shortages of diesel fuel for drilling and completion equipment, causing operational delays;

•	oil pipeline curtailments that limited production optimization on recently completed wells; and

•	elevated natural gas gathering line pressures that necessitated intermittent flaring and created increased backpressure on producing wells.

The Company also revised its full-year 2017 production guidance to a range of 22,000 to 23,000 Boe/d (78% oil). The updated estimates reflect:

•	the new guidance range for the third quarter;

•
a baseline assumption that elevated operational inefficiencies across several key oil service functions will be experienced into year-end (under this scenario of reduced efficiency, Callon anticipates that approximately three fewer net wells will be placed on production during the year relative to previous operational plans); and

•	an annualized production reduction of 200 Boe/d due to deferrals of non-operated activity, including approximately 650 Boe/d of impact in the fourth quarter of 2017.

Joe Gatto, President and Chief Executive Officer of the Company commented, “The Callon team has been working closely with all of its oil service partners to work through the challenges presented by an increasingly robust level of industry activity. We firmly believe this is a transitory issue for us and our fellow operators, and we expect to return to previous levels of efficiency as we strengthen working relationships with new oil service personnel and additional capacity relieves near term service pressures. Importantly, we have experienced some level of improvement on recent pads and don’t expect these short-term issues to have any meaningful impact on our operating plan and outlook for 2018. In addition, we have been pleased with the lease operating expense reductions we have achieved during the year due to our proactive investments in infrastructure that will benefit us even more over the long-term development of our asset base.”

About Callon Petroleum

Callon Petroleum Company is an independent energy company focused on the acquisition, development, exploration, and operation of oil and natural gas properties in the Permian Basin in West Texas.
This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review under the “News” link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of drilling activity, oil service costs and associated production and cash flow expectations; the Company’s 2017 guidance and capital expenditure forecast; estimated reserve quantities and the present value thereof; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

For further information contact:
Mark Brewer
Callon Petroleum Company
1-800-451-1294